Exhibit 10.73

FAR EAST ENERGY CORPORATION

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Far East Energy Corporation (the "Company"), a Nevada corporation, hereby grants to ______________ (the "Option Holder"), the option to purchase shares of the common stock, $0.001 par value per share, of the Company ("Shares"), upon the terms set forth in this stock option agreement (this "Agreement"):

WHEREAS, the Option Holder has been granted the following award in connection with his or her retention to provide services to the Company, and the following terms reflect the Company's 2005 Stock Incentive Plan (the "Plan");

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.      Defined Terms; Plan.  Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan.  This Agreement and the grant herein is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan, the terms of which are incorporated herein by reference.

2.      Grant.  The Option Holder is hereby granted an option (the "Option") to purchase ___________ Shares (the "Option Shares") pursuant to the Plan.  The Option is granted as of ____________ (the "Date of Grant").  This Option shall not be treated as an "incentive stock option" as defined in Section 422 of the Code.

3.      Status of Option Shares.  The Option Shares shall upon issue rank equally in all respects with the other Shares.

4.      Option Price.  The purchase price for the Option Shares shall be, except as herein provided, $_____ per Option Share, hereinafter sometimes referred to as the "Option Price," payable immediately in full upon the exercise of the Option.

5.      Term of Option.  The Option may be exercised only during the period (the "Option Period") set forth in Section 7 below and shall remain exercisable until the tenth anniversary of the Date of Grant.  Thereafter, the Option Holder shall cease to have any rights in respect thereof.

6.      Exercisability.  Subject to the Option Holder's continued service with the Company and the terms and conditions of this Agreement and the Plan, the Option will vest and become exercisable with respect to ____% of the Option Shares on each of the ________, ________, ________, ________ and ________ anniversaries of the Date of Grant, so that the Option will be 100% vested and exercisable after the ________ anniversary of the Date of Grant, as set forth in the following schedule:

Timeframe from Date of Grant (Vesting Date)	Vesting	Cumulative Vesting
__________, 20__ (1 year)%		%
__________, 20__ (2 years)%		%
__________, 20__ (3 years)%		%
__________, 20__ (4 years)%		%
__________, 20__ (5 years)%		%
______________________________________________________________________________

7.      Exercise of Option.  The Option may be exercised for all, or from time to time any part, of the Option Shares for which it is then exercisable.  The exercise date shall be the date the Company receives a written notice of exercise signed by the Option Holder, specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by (a) full payment for the Option Shares with respect to which the Option is exercised, in a manner acceptable to the Company (which, at the discretion of the Company, shall include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised and (b) payment by the Option Holder of all payroll, withholding or income taxes incurred in connection with the Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Committee are made).  The purchase price for the Shares as to which the Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Option Holder (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such Shares have been held by the Option Holder for no less than six months, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.  Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of the Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that the Option Shares may be issued without resulting in such violations of law.

8.      Exercisability Upon Termination of Service by Death or Disability.  Upon a Termination of Service by reason of death or Disability, the Option may be exercised within 180 days following the date of death or Termination of Service due to Disability (subject to any earlier termination of the Option as provided herein), by the Option Holder in the case of Disability, or in the case of death, by the Option Holder's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Option Holder was entitled to exercise the Option on the date of his or her Termination of Service by death or Disability.  To the extent that the Option Holder was not entitled to exercise the Option at the date of his or her Termination of Service by death or Disability, or if he or she does not exercise the Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.  Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of the Option, with the consent of the Option Holder, extend the period of time during which the Option Holder may exercise his or her Option following the date of Termination of Service due to death or Disability; provided, however, that the maximum period of time during which the Option shall be exercisable following the date of Termination of Service due to death or Disability shall not exceed the original term of the Option and that notwithstanding any extension of time during which the Option may be exercised, the Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Option Holder was entitled to exercise the Option on the date of Termination of Service due to death or Disability.  Any such extension shall be designed to conform to the requirements of Section 409A of the Code so as to avoid the imposition of the additional income tax.

9.      Effect of Other Termination of Service.  Upon a Termination of Service for any reason (other than death or Disability), the unexercised Option may thereafter be exercised during the period ending 90 days after the date of such Termination of Service (subject to any earlier termination of the Option as provided herein), but only to the extent to which the Option was vested and exercisable at the time of such Termination of Service.  Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Option Holder or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Options held by the Option Holder if the Option Holder's Termination of Service is without "cause" (as such term is defined by the Committee in its sole discretion) by the Company.

10.    Effect of Change of Control.  Subject to the terms of this Section 10 and the other terms of this Agreement, if, upon or within 24 months following the occurrence of a Change of Control, [a Termination of Service of the Holder in his capacity as a director of the Company occurs][the Holder's employment with the Company and its subsidiaries is terminated without Cause], then the unvested Option Shares subject to the Option shall become immediately vested in full on the date of such Termination of Service.  [For purposes of this Section 10, "Cause" shall mean (i) your gross and willful misappropriation or theft of the Company's or any of its subsidiary's funds or property; (ii) your conviction of, or plea of guilty or nolo contendere to, any felony or crime involving dishonesty or moral turpitude; or (iii) your complete and total abandonment of employment duties at the Company for a period of thirty consecutive days (other than for reason of Disability).]

11.    Liquidation.  In the event of the dissolution or liquidation of the Company, other than pursuant to Section 12 in connection with a Reorganization, the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to the Option Holder and the Option Holder shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered hereby as to which the Option would then be exercisable.

12.    Reorganization.  In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization, then (i) if there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Option Shares under outstanding unexercised Options for securities of another corporation, then the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to the Option Holder and the Option Holder shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered hereby; or (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the Option Shares under outstanding or unexercised options for securities, cash or property of another corporation or entity, then the Committee shall adjust the Option Shares under such outstanding unexercised Options (and shall adjust the Option Shares which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such options. The term "Reorganization" as used in this Section 12 shall mean any merger, consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization.

13.    Lock Up Agreement.  The Option Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, the Option Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Option Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Option Shares issued pursuant to the exercise of the Option, without the prior written consent of the Company or such underwriters, as the case may be.

14.    Transfer of Shares.  The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions this Agreement and the Plan.

15.    Expenses of Issuance of Option Shares.  The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder.  The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

16.    Withholding.  No later than the date of transfer of the Shares pursuant to the exercise of the Option granted hereunder (and in any event no later than three days after Option exercise), the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee in any manner permitted by the terms of the Plan regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of the Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of the Option.

17.    References.  References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

18.    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
Far East Energy Corporation

Attn.: Secretary

If to the Option Holder:

19.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

20.    Entire Agreement.  This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

21.    Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

22.    Conflict.  To the extent the provisions of this Agreement conflicts with the terms and conditions of any written agreement between the Company and the Option Holder, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

FAR EAST ENERGY CORPORATION

By:
Name:
Title:

[NAME]

[name]